Exhibit 10.9(C)

ARE-SAN FRANCISCO NO. 17, LLC

c/o Alexandria Real Estate Equities, Inc.

385 E. Colorado Blvd., Suite 299

Pasadena, CA 91101

June 15, 2011

Achaogen, Inc.

7000 Shoreline Court

South San Francisco, CA 94080

Attention: Finance Department

Re:	7000 Shoreline Court, South San Francisco, California

To Whom It May Concern:

The undersigned (“Landlord”) and Achaogen, Inc., a Delaware corporation (“Tenant”) are parties to that certain Amended and Restated Lease Agreement, dated as of December 29, 2010 (the “Lease”), with respect to certain premises located at 7000 Shoreline Court, South San Francisco, California. Landlord and Tenant desire to amend the Lease to provide for the installation and maintenance of the Roof Equipment (defined below) as further set forth herein. Capitalized terms used but not defined herein shall have the meanings given thereto in the Lease.

Subject to the provisions of the Lease and provided that Tenant is not in Default under the Lease, Tenant may, at its sole cost, install, maintain, and from time to time replace a telecommunications dish antenna or other related equipment on the roof of the Building (collectively, “Roof Equipment”) in a location selected by Landlord and reasonably acceptable to Tenant for Tenant’s own communication purposely use only; provided, however, that (i) Tenant shall obtain Landlord’s prior written approval with respect to the installation of such Roof Equipment which approval shall not be unreasonably withheld, conditioned or delayed and shall include consideration of all relevant factors including, without limitation, the proposed size, weight and location of the Roof Equipment and method for fastening the same to the roof (ii) Tenant shall, at its sole cost, comply with any reasonable requirements imposed by Landlord and all Legal Requirements and the conditions of any bond or warranty maintained by Landlord on the roof, (iii) Tenant shall be responsible for paying for any structural upgrades that may be required by Landlord in connection with the Roof Equipment, (iv) Tenant shall remove, at its expense, at the expiration or earlier termination of this Lease, any Roof Equipment which Landlord requires to be removed, (v) if Landlord’s insurance premium or tax assessment is increased as result of the Roof Equipment, Tenant shall pay such increase to Landlord as Additional Rent within 10 days after receipt of invoice from Landlord, and (vi) Landlord shall have the right to supervise any roof penetration. Tenant may not access the roof without a representative of Landlord (who shall be reasonably available) being present. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the Roof Equipment. Tenant shall remove any Roof Equipment at its cost upon expiration or termination of the Lease or sooner, at the request of Landlord, if any of the same unreasonably interferes, as reasonably determined by Landlord, with the operation of any other tenant’s use of the Project. Tenant shall install, use, maintain and repair the Roof Equipment, and use the access areas, so as not to damage or interfere with the operation of the Building. Tenant shall not be entitled to any abatement or reduction in the amount of Rent payable under the Lease if for any reason Tenant is unable to use the Roof Equipment. In no event shall the installation, operation, maintenance, or removal of Roof Equipment by Tenant or its agents void, terminate or invalidate any applicable roof warranty.

Archaogen, Inc., - Page 2

June 15, 2011

The right to use the Roof Equipment shall be personal solely to Achaeogen., a Delaware corporation and, (i) no other person or entity shall have any right to use or operate the Roof Equipment, and (ii) Tenant shall not assign, convey or otherwise transfer to any person or entity any right, title or interest in all or any portion of the Roof Equipment.

In the exercise of its rights hereunder, Tenant shall comply with all rules and regulations in the CC&R’s (as defined in Section 43(n) of the Lease) as amended from time to time and all rules and regulations imposed by any governing body under the CC&R’s (including, without limitation, the Sierra Point Owners Association (“Association”)) as such rules and regulations may be in effect from time to time. Tenant’s exercise of its rights hereunder is conditioned upon Landlord’s receipt of approval thereof from the Association. If required, Tenant shall cooperate with Licensor, at Tenant’s sole cost and expense, to obtain such approval from the Association.

Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including reasonable attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Roof Equipment.

The rights granted to Tenant under this letter amendment are not exclusive and Tenant shall cooperate and coordinate as necessary with any other tenants with Roof Equipment. Tenant shall be responsible for reimbursing Landlord for any reasonable costs actually incurred by Landlord in connection with the exercise by Tenant of any rights granted to Tenant under this letter amendment.

The undersigned agree that the Lease is in full force and effect and unmodified except as set forth herein.

ARE- SAN FRANCISCO NO. 17, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation general partner

		By:	/s/ Eric S. Johnson
Eric S. Johnson
Vice President
Real Estate legal Affairs

ACKNOWLEDGED AND AGREED BY
ACHAOGEN, INC., a Delaware corporation

By:	/s/ John C. Doyle
Name: John C. Doyle
Title: Chief Operating Officer